Exhibit 99

Patterson Companies Reports Change in Board of Directors

St. Paul, MN—July 29, 2005—Patterson Companies, Inc. (Nasdaq: PDCO) today announced the resignation of David K. Beecken from its Board of Directors. Mr. Beecken determined that a recent investment in a Patterson supplier by his firm, Beecken Petty O’Keefe & Company, could result in a potential conflict of interest under Patterson’s well-established code of ethics. Rather than compromise the integrity of Patterson’s code by seeking a waiver of this potential conflict, he elected to resign from Patterson’s board.

Patterson intends to seek a replacement for the board position vacated by Mr. Beecken.

Peter L. Frechette, Patterson’s chairman, commented: “We will miss David’s wise counsel and perspective, and his decision to resign his seat fully reflects his commitment to Patterson’s values and code of ethics. During his nearly 20-year tenure on our board, he has made significant contributions to Patterson’s success by providing valuable insight into the development of our overall vision and business strategies. We wish David the very best in all of his current and future pursuits.”

Mr. Beecken said: “My long tenure as a Patterson director has been deeply rewarding, both professionally and personally. I am proud of my association with Patterson and its management team, and I am confident of the company’s continued success in the future.”

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical (formerly AbilityOne Corporation) is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/261-2210